Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Artisoft, Inc.

We consent to the incorporation by reference herein of our report dated August 6, 2002, except for note 13 which is dated as of September 27, 2002, relating to the consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in Artisoft, Inc.'s 2002 annual report on Form 10-K, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

/s/ KPMG LLP

Boston, Massachusetts
October 24, 2002